UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 19, 2006

VIACELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51110	04-3244816
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 914-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement
     As reported in the registrant’s Proxy Statement for its 2006 Annual Meeting of Stockholders, effective as of May 19, 2006, the date of the annual meeting, compensation payable to the registrant’s non-employee directors for serving on its Board of Directors is amended as follows:
•	Annual retainers for non-employee directors other than the chairperson of the registrant’s Board of Directors. The annual retainer payable to each non-employee director (other than the chairperson) was increased to $40,000. These non-employee directors will also receive an additional annual retainer for serving on the standing committees of the Board of Directors as follows: $20,000, $12,000, $8,000 and $6,000, respectively, for the chairs of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee; and $10,000, $6,000, $4,000 and $3,000, respectively, for the non-chair members of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee. These non-employee directors will no longer receive separate fees for attending meetings of the Board of Directors or its standing committees, but will be entitled to receive $1,000 for attending meetings of special (non-standing) committees of which they are a member.

•	Annual retainer payable to the chairperson of the registrant’s Board of Directors. The annual retainer payable to Vaughn Kailian, the chairperson of the registrant’s Board of Directors, was increased to $150,000. Mr. Kailian will not receive additional fees for attending meetings of the Board of Directors or of any committee on which he serves.

•	Stock options. The number of shares of the registrant’s common stock underlying stock options granted to each non-employee director upon such director’s initial election to the Board of Directors was increased to 30,000 shares (such options vesting as to 25% of the shares on the grant date and 25% of the shares on the first three anniversaries of the grant date). In addition, the number of shares of the registrant’s common stock underlying stock options granted to each non-employee director (other than Mr. Kailian) at each annual stockholders meeting was increased to 15,000 shares (such options to vest in twelve equal monthly installments beginning on the grant date).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.
Date: May 25, 2006	By:	/s/ Anne Marie Cook
		Name:	Anne Marie Cook
		Title:	General Counsel, Senior Vice President, Business and Corporate Development